Exhibit 24.2
POWER OF ATTORNEY
     We, the undersigned directors of EverBank Financial Corp, hereby severally constitute and appoint Thomas A. Hajda (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Date
/s/ Charles E. Commander, III Charles E. Commander, III	December 22, 2010
/s/ Merrick R. Kleeman Merrick R. Kleeman	December 22, 2010
/s/ Mitchell M. Leidner Mitchell M. Leidner	December 22, 2010
/s/ W. Radford Lovett, II W. Radford Lovett, II	December 28, 2010
/s/ Robert J. Mylod, Jr. Robert J. Mylod, Jr.	January 3, 2011
/s/ Russell B. Newton, III Russell B. Newton, III	December 28, 2010
/s/ William Sanford William Sanford	December 28, 2010
/s/ Richard P. Schifter Richard P. Schifter	December 22, 2010
/s/ Alok Singh Alok Singh	December 28, 2010
/s/ Scott M. Stuart Scott M. Stuart	December 22, 2010